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                                                                   EXHIBIT 5.01

                      [LETTERHEAD OF DAY, BERRY & HOWARD]

                                                              December 29, 1997

MBIA Inc.
113 King Street
Armonk, NY 10504

Dear Ladies and Gentlemen:

  We have acted as counsel to MBIA Inc., a Connecticut corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-4, (the "Registration Statement"), relating to shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), to be issued pursuant to the Agreement and Plan of Merger, dated as of November 13, 1997, among the Company, CMA Acquisition Corporation, a wholly owned subsidiary of the Company, and CapMAC Holdings Inc. (the "Merger Agreement"). In the merger, each issued and outstanding share of CapMAC Holdings Inc. common stock, par value $.01 per share, will be converted into the right to receive that number of shares of Common Stock at an exchange ratio obtained by dividing $35 by the average of the closing sales prices of Common Stock as reported on the New York Stock Exchange Composite Transactions Tape on each of the fifteen consecutive trading days immediately preceding the third trading day prior to the effective time of the merger (the "MBIA Common Stock Price"), rounded to the nearest 1/10,000th, provided that such exchange ratio will be
 .6604 if the MBIA Common Stock Price is less than $53.00 and .5 if the MBIA Common Stock Price is more than $70.00. CapMAC Holdings Inc. stockholders will receive cash in lieu of any fractional shares which would otherwise be issued in the merger.

  We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Merger Agreement and such other corporate records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below.

  Based on the foregoing, we are of the opinion that the authorized but not previously issued shares of Common Stock which may be issued under the Merger Agreement have been duly authorized and when issued in accordance with the terms of the Merger Agreement will be validly issued, fully paid and non-assessable.

  We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          /s/ Day, Berry & Howard

                                          Day, Berry & Howard